                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                   G.T. GLOBAL DEVELOPING MARKETS FUND, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        _

     (2)  Form, Schedule or Registration Statement No.:

        _

     (3)  Filing Party:

        _

     (4)  Date Filed:

        _

                   G. T. GLOBAL DEVELOPING MARKETS FUND, INC.
                              50 California Street
                                   27th Floor
                            San Francisco, CA 94111

DEAR STOCKHOLDER:

     Attached is the Notice and Proxy Statement for the Annual Meeting of Stockholders of G.T. Global Developing Markets Fund, Inc. (the "Fund") to be held on July 16, 1996. There are three matters on which you, the Stockholder, are being asked to vote: (i) the election of the Fund's Directors; (ii) the ratification of the selection of independent accountants; and (iii) a stockholder proposal recommending that the Board of Directors take action to convert the Fund to open-end status.

     The Fund's Board of Directors unanimously recommends that you vote for proposal number one and proposal number two and against proposal number three.

     To help the Fund avoid the substantial costs of further proxy solicitations, please complete the proxy and return it as soon as possible in the enclosed postage paid envelope even if you plan to attend the meeting.

                                          Sincerely yours,

                                          /s/  DAVID A. MINELLA
                                          -----------------------------------
                                          DAVID A. MINELLA
                                          Chairman of the Board
                                          and President

June 4, 1996

                   G.T. GLOBAL DEVELOPING MARKETS FUND, INC.
                              50 California Street
                                   27th Floor
                        San Francisco, California 94111

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 July 16, 1996

To the Stockholders of G.T. Global Developing Markets Fund, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of G.T. Global Developing Markets Fund, Inc. (the "Fund") will be held at 50 California Street, San Francisco, California on July 16, 1996 at 3:00 p.m., Pacific time. At the Meeting, you and the other stockholders of the Fund will be asked to consider and vote:

          1. To elect the Fund's Board of Directors;

          2. To ratify the selection of Coopers & Lybrand L.L.P., independent accountants, as auditors for the Fund for its fiscal year ending December 31, 1996;

          3. To approve or disapprove a stockholder proposal recommending that the Board of Directors take action to convert the Fund from a closed-end investment company to an open-end investment company; and

          4. To transact such other business as may properly come before the Meeting or at any adjournments thereof.

     Stockholders of record at the close of business on April 26, 1996, are entitled to notice of, and to vote at, the Meeting. Your attention is called to the accompanying Proxy Statement. We sincerely hope you can attend the Meeting. However, whether or not you will attend, we urge you to COMPLETE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY so that a quorum will be present and a maximum number of shares may be voted.

                                          By Order of the Board of Directors


                                          /s/  HELGE KRIST LEE
                                          ----------------------------------
                                          HELGE KRIST LEE
                                          Vice President and Secretary

San Francisco, California
June 4, 1996

     YOUR VOTE IS VERY IMPORTANT. BY PROMPTLY MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY YOU WILL HELP YOUR FUND AVOID THE SUBSTANTIAL ADDITIONAL EXPENSES OF MAKING FURTHER SOLICITATIONS.

                                PROXY STATEMENT

                   G.T. GLOBAL DEVELOPING MARKETS FUND, INC.
                              50 California Street
                                   27th Floor
                        San Francisco, California 94111
                                 (415) 392-6181

                         ANNUAL MEETING OF STOCKHOLDERS
                                 July 16, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of G.T. Global Developing Markets Fund, Inc. (the "Fund"). These proxies are to be used at the Annual Meeting of Stockholders and any adjournments thereof (collectively, the "Meeting") to be held at the offices of the Fund, 50 California Street, 27th Floor, San Francisco, California 94111, on July 16, 1996, at 3:00 p.m. Pacific time. Each stockholder will be entitled to one non-cumulative vote for each share owned on all matters to come before the Meeting. Only stockholders of record at the close of business on April 26, 1996 ("Stockholders") are entitled to notice of and to vote at the Meeting. Copies of this Proxy Statement and the accompanying proxy were first sent to such Stockholders on or about June 4, 1996.

     If the accompanying form of proxy is properly executed and returned in time to be voted at the Meeting, the shares covered thereby will be voted in accordance with the instructions marked thereon by the Stockholder. Executed proxies that are unmarked will be voted in favor of the five nominees for directors named herein; in accordance with the recommendation of your Board of Directors as to all other Proposals; and, at the discretion of the Proxyholders, on any other matter that may properly have come before the Meeting or any adjournments thereof. Any proxy given pursuant to this solicitation may be revoked at any time before its exercise by giving written notice to the Secretary of the Fund or by attending the Meeting and voting in person. In addition, the issuance of a subsequent proxy will automatically revoke any prior proxy. Solicitation may be made by mail, telephone, telegraph, telecopy and personal interviews. Authorization to execute proxies may be obtained by telephonic or electronically transmitted instructions.

     The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting shall constitute a quorum at the Meeting. If, by the time scheduled for the Meeting, a quorum is present but sufficient votes in favor of any proposals that may come before the Meeting are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the Meeting to be adjourned. A stockholder vote may be taken on one or more of the proposals prior to any such adjournment if sufficient votes have been received and it is otherwise appropriate.

     Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and the broker does not have discretionary voting authority. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against any proposal or for or against any adjournment to permit further solicitation of proxies. Accordingly, abstentions and broker non-votes effectively will be a vote against such adjournment or against any proposal where the required vote is a percentage of the shares present. Abstentions and broker non-votes will not be counted, however, as votes cast for purposes of determining whether sufficient votes have been received to approve a proposal.

     At the record date, there were 36,416,667 shares of the Fund's common stock outstanding. To the knowledge of the Fund's management, there are no owners of 5% or more of the Fund's outstanding common stock except Fidelity Management & Research Company ("FMR"), 82 Devonshire Street, Boston, MA, which was the beneficial owner of 5.69% of the Fund's outstanding common stock according to a
Schedule 13F dated March, 1996, which indicated that the number of shares owned by FMR on behalf of its various investment advisory clients to be 2,073,000 shares, for which FMR has sole voting and dispositive powers.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Fund's Directors are listed below.

     It is the intention of the Proxyholders named in the accompanying form of proxy to vote such proxy FOR the election of the nominees listed below unless the Stockholder specifically indicates in his or her proxy desire to withhold authority to vote for any nominee. A plurality of all the votes cast at the Meeting is required to elect each nominee. Stockholders of the Fund do not have cumulative voting rights with respect to the election of the Directors. The Board of Directors does not contemplate that any of the nominees, who have consented to being nominated, will be unable to serve as Directors for any reason, but if that should occur prior to the Meeting, the proxies will be voted for such other nominee(s) as the Board of Directors may recommend. If elected, each nominee will hold office until the next annual meeting of Stockholders or until his/her successor is duly elected and qualified.

     Each nominee has served as a Director since the Fund's commencement of operations on January 11, 1994. Mr. Minella is an "interested person" of the Fund, as defined in the Investment Company Act of 1940, as amended ("1940 Act"), by virtue of his employment by LGT Asset Management, Inc. (formerly G.T. Capital Management, Inc.) ("LGT Asset Management"), the Fund's investment manager and administrator.

       INFORMATION REGARDING NOMINEES FOR ELECTION AT 1996 ANNUAL MEETING

                                                                                SHARES OF THE
                                                                                     FUND
                                                                                 BENEFICIALLY
                                                                                    OWNED
                                                                                 DIRECTLY OR
                                                                                  INDIRECTLY
NAME, AGE, BUSINESS EXPERIENCE                          POSITION(S) WITH THE     ON APRIL 26,
DURING THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS              FUND                 1996
- -----------------------------------------------------  ----------------------  ----------------
C. Derek Anderson, Age 54                              Director                       --
Chairman of Anderson Capital Management, Inc.;
  Chairman, Plantagenent Holdings, Ltd. from 1991 to
present; Director, Munsingwear, Inc.; Director,
American Heritage Group, Inc.; and various other
companies. Mr. Anderson also is a director or trustee
of each of the other investment companies registered
under the 1940 Act that is managed or administered by
LGT Asset Management.

                                                                                SHARES OF THE
                                                                                     FUND
                                                                                 BENEFICIALLY
                                                                                    OWNED
                                                                                 DIRECTLY OR
                                                                                  INDIRECTLY
NAME, AGE, BUSINESS EXPERIENCE                          POSITION(S) WITH THE     ON APRIL 26,
DURING THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS              FUND                 1996
- -----------------------------------------------------  ----------------------  ----------------
Frank S. Bayley, Age 56                                Director                      100
A partner of the law firm of Baker & McKenzie, and
  serves as Director and Chairman of C.D. Stimson
Company (a private investment company). Mr. Bayley
also is a director or trustee of each of the other
investment companies registered under the 1940 Act
that is managed or administered by LGT Asset
Management.
Arthur C. Patterson, Age 51                            Director                       --
Managing Partner of Accel Partners, a venture capital
  firm. Mr. Patterson also serves as a director of
various computing and software companies. Mr.
Patterson also is a director or trustee of each of
the other investment companies registered under the
1940 Act that is managed or administered by LGT Asset
Management.
Ruth H. Quigley, Age 60                                Director                      100
Private investor. From 1984 to 1986, she was
  President of Quigley Friedlander & Co., Inc., a
financial advisory services firm. Miss Quigley also
is a director or trustee of each of the other
investment companies registered under the 1940 Act
that is managed or administered by LGT Asset
Management.
David A. Minella, Age 43                               Chairman of the Board,       17,418
Director of Liechtenstein Global Trust (holding        Director and President
  company of
the various international LGT companies) since 1990;
President of the Asset Management Division,
  Liechtenstein Global Trust since 1995; Director and
President of LGT Asset Management Holdings, Inc.
since 1988; Director and President of LGT Asset
Management since 1989; Director of GT Global, Inc.
("GT Global") since 1987 and President of GT Global
from 1987 to 1995; Director of GT Global Investor
Services, Inc. ("GT Services") since 1990; President
of GT Services from 1990 to 1995; Director of G.T.
Global Insurance Agency, Inc. ("G.T. Insurance")
since 1992, and President of G.T. Insurance from 1992
to 1995. Mr. Minella also is a director or trustee of
each of the other investment companies registered
under the 1940 Act that is managed or administered by
LGT Asset Management.

     To the knowledge of the Fund's management, as of the record date, the officers and Directors of the Fund owned, as a group, 17,618 shares of the Fund's common stock, representing less than 1% of the Fund's outstanding common stock. Of these shares, 10,000 shares were individually owned by Mr. Minella and 7,418 shares were owned by LGT Asset Management Holdings, Inc., which Mr. Minella is presumed to control.

     The above information is provided with respect to each Director's business experience during at least the past five years. Corresponding information with respect to the executive officers of the Fund is provided below. See "Executive Officers of the Fund."

     The Board of Directors has an Audit Committee comprised of Miss Quigley and Messrs. Anderson, Bayley and Patterson. The purpose of the Audit Committee is to oversee the annual audit of the Fund and review the performance of the Fund's independent accountants. During the Fund's fiscal year ended December 31, 1995, the Audit Committee met once.

     There were seven meetings of the Board of Directors held during the Fund's fiscal year ended December 31, 1995. Each of the Directors attended all such meetings other than Mr. Patterson, who attended five such meetings. The Fund pays each Director who is not a director, officer or employee of LGT Asset Management or any affiliated company an annual fee of $5,000, plus $300 for each meeting of the Board or any committee of the Board attended by such Director and reimburses travel and other out-of-pocket expenses incurred in connection with attending Board meetings. For the Fund's fiscal year ended December 31, 1995, the Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund, in the aggregate received fees and expense reimbursements totalling $31,780. Mr. Minella received no compensation from the Fund.

     The table below summarizes the compensation of the Fund's Directors for the fiscal year ended December 31, 1995.

                               COMPENSATION TABLE

                                                        PENSION OR
                                                        RETIREMENT                        TOTAL
                                        AGGREGATE        BENEFITS        ESTIMATED     COMPENSATION
                                       COMPENSATION     ACCRUED AS         ANNUAL        FROM THE
                                           FROM         PART OF THE    BENEFITS UPON   FUND AND THE
      NAME OF PERSON, POSITION           THE FUND     FUND'S EXPENSES    RETIREMENT    FUND COMPLEX
- -------------------------------------  ------------   ---------------  --------------  ------------
C. Derek Anderson....................     $8,121            N/A             N/A          $ 92,177
Frank S. Bayley......................     $7,939            N/A             N/A          $ 87,869
David A. Minella.....................        N/A            N/A             N/A               N/A
Arthur C. Patterson..................     $7,819            N/A             N/A          $ 92,261
Ruth H. Quigley......................     $7,901            N/A             N/A          $ 86,958

Recommendation and Required Vote

     A plurality of all the votes cast at the Meeting is required for the election of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE DIRECTORS LISTED IN PROPOSAL NO. 1.

     PROPOSAL 2:  RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     At a meeting called for the purpose of such selection, the firm of Coopers & Lybrand L.L.P. was selected by the Fund's Board of Directors, including the Directors who are not "interested persons" (as defined in the 1940 Act), as the independent accountants to audit the books and the accounts of the Fund for the fiscal year ending December 31, 1996, and to include its opinion in financial statements filed with the Securities and

Exchange Commission. The Board of Directors has directed the submission of this selection to the Fund's Stockholders for ratification. Coopers & Lybrand L.L.P. has advised the Board of Directors that it has no financial interest in the Fund. For the Fund's fiscal year ended December 31, 1995, the professional services rendered by Coopers & Lybrand L.L.P. included the issuance of an opinion on the financial statements of the Fund and an opinion on other reports of the Fund filed with the Securities and Exchange Commission. Representatives of Coopers & Lybrand L.L.P. are not expected to be present at the Meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence. Ratification of this Proposal requires the affirmative vote of a majority of the votes cast thereon at the Meeting.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
       THAT YOU VOTE TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P.

PROPOSAL 3:  STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS TAKE
         ACTION TO CONVERT THE FUND FROM CLOSED-END TO OPEN-END STATUS.

Stockholder Proposal

     The Board of Directors has been informed by Newgate Management Associates which beneficially owned 1,933,175 shares on April 26, 1996, that it intends to submit the following proposal at the Meeting:

     RESOLVED, that the holders of the Common Stock of G.T. Global Developing Markets Fund, Inc. (the "Fund"), assembled at an annual meeting in person and by proxy, hereby recommend that the Fund's Board of Directors take all necessary legal and other actions to convert the Fund from closed-end to open-end status.

     The proponent has requested that the following statement be included in the proxy statement in support of its proposal.

     The prospectus, dated January 11, 1994, through which the Fund offered its Common Stock to the public states, that "In recognition of the possibility that the Common Stock might trade at a discount to net asset value and that any such discount may not be in the interest of stockholders, the Fund's Board of Directors may consider taking action to attempt to reduce or eliminate any discount."

     Although the Fund has traded at an average weekly discount (from inception through February 9, 1996) of 14.1%, with a discount as high as 22.9% on June 23, 1995, the Board has not attempted to reduce this discount either through share repurchases or conversion to open-end status.

DATE            NAV           PRICE
1/14/94         14.960        15.250
1/21/94         14.930        15.000
1/28/94         14.960        14.875
2/4/94          15.340        14.875
2/11/94         15.530        15.125
2/18/94         15.070        15.125
2/25/94         14.430        14.625
3/4/94          14.190        14.125
3/11/94         14.140        13.500
3/18/94         13.880        12.750
3/25/94         13.710        13.250
4/1/94          13.160        11.875
4/8/94          13.030        12.125
4/15/94         12.620        11.750
4/22/94         12.170        11.375
4/29/94         11.860        11.375
5/6/94          12.170        11.125
5/13/94         12.430        11.000
5/20/94         12.890        11.750
5/27/94         13.000        11.625
6/3/94          13.070        12.250
6/10/94         13.160        12.000
6/17/94         12.900        11.875
6/24/94         12.450        11.125
7/1/94          12.530        10.750
7/8/94          13.020        11.000
7/15/94         13.020        11.625
7/22/94         12.830        11.500
7/29/94         13.030        11.500
8/5/94          13.520        11.625
8/12/94         13.680        11.625
8/19/94         14.230        12.875
8/26/94         14.420        13.000
9/2/94          14.450        12.750
9/9/94          14.430        12.625
9/16/94         14.610        12.375
9/23/94         14.710        12.250
9/30/94         14.670        12.250
10/7/94         14.480        12.000
10/14/94        14.780        12.250
10/21/94        14.080        11.875
10/28/94        14.420        12.125
11/4/94         14.310        12.000
11/11/94        14.260        11.375
11/18/94        14.060        11.375
11/25/94        13.680        11.250
12/2/94         13.990        11.375
12/9/94         14.040        10.875
12/16/94        13.880        11.125
12/23/94        12.480        10.000
12/30/94        12.440         9.750
1/6/95          11.730         9.625
1/13/95         11.570        10.000
1/20/95         11.150         9.875
1/27/95         11.000         9.500
2/3/95          11.360         9.500
2/10/95         10.950         9.625
2/17/95         10.540         8.875
2/24/95         10.460         8.750
3/3/95           9.960         8.500
3/10/95          9.410         7.875
3/17/95          9.570         8.125
3/24/95          9.850         8.000
3/31/95         10.080         8.500
4/7/95          10.580         8.875
4/14/95         10.280         8.625
4/21/95         10.910         9.125
4/28/95         11.020         9.625
5/5/95          11.370         9.625
5/12/95         11.590         9.875
5/19/95         11.690         9.500
5/26/95         11.720         9.500
6/2/95          11.840         9.750
6/9/95          11.380         9.375
6/16/95         11.550         9.000
6/23/95         11.430         8.813
6/30/95         11.630         9.125
7/7/95          12.030        10.000
7/14/95         12.230         9.875
7/21/95         11.940         9.250
7/28/95         11.980         9.500
8/4/95          12.080         9.625
8/11/95         12.080         9.375
8/18/95         11.970         9.375
8/25/95         11.950         9.500
9/1/95          12.020         9.500
9/8/95          12.100         9.750
9/15/95         12.290        10.000
9/22/95         12.140         9.875
9/29/95         12.090         9.875
10/6/95         12.070         9.625
10/13/95        11.980         9.750
10/20/95        11.980         9.750
10/27/95        11.620         9.375
11/3/95         11.700         9.375
11/10/95        11.380         9.250
11/17/95        11.400         9.125
11/24/95        11.480         9.375
12/1/95         11.820         9.375
12/8/95         11.980         9.875
12/15/95        11.970         9.625
12/22/95        11.530         9.375
12/29/95        11.600         9.625
1/5/96          12.010        11.000
1/12/96         12.140        11.000
1/19/96         12.260        11.750
1/26/96         12.490        11.375
2/2/96          12.710        11.375
2/9/96          12.910        11.375
2/16/96         12.890        11.375
2/23/96         12.720        11.375
3/1/96          12.500        11.000
3/8/96          12.150        10.250
3/15/96         12.230        10.500
3/22/96         12.500        10.625
3/29/96         12.490        10.625
4/5/96          12.560        10.125
4/12/96         12.540        10.750
4/19/96         12.700        10.500
4/26/96         12.870        10.375
5/3/96          12.960        10.375

     There are several precedents for open-end conversions. In 1995, the Boards of Global Privatization Fund and Global Total Return Fund proposed open-ending votes to their stockholders. In each case, the result was an immediate gain in the respective funds' share prices, to the obvious benefit of their stockholders.

     Conversion of the Fund to open-end status would:

        - If effected as of today, permit stockholders desiring to dispose of their investments to do so at a price substantially higher than the trading price of the Fund's shares on The New York Stock Exchange.

        - Immediately increase the market value of the Fund's shares.

        - Allow stockholders to increase their investments in the Fund without incurring any brokerage commissions, although stockholders might be subject to sales charges.

        - Eliminate any future possibility of the Fund's shares trading at a discount to net asset value.

     The Fund is currently a closed-end investment company. Accordingly, its stockholders may not require the Fund to redeem their shares. Instead, in order to dispose of their shares, stockholders must sell them through broker-dealers, with the attendant costs. Moreover, such shares must be sold at prevailing market prices, which have typically been at significant discounts to their net asset value.

     Conversely, an open-end fund sells its shares to the public on a continuing basis and permits its stockholders to redeem shares on a continuing basis at their net asset value at the time of redemption (less any redemption charges). If this proposal were approved, Fund stockholders would be able to dispose of their shares at a price equal to the net asset value thereof (net of any redemption or conversion charges and expenses). The proponent strongly recommends that no such charges be imposed. Also, the Fund could obtain additional capital infusions from new investors. Adoption of this proposal would increase the value of stockholders' shares, immediately and significantly.

Required Vote

     Approval of this stockholder proposal requires the affirmative vote of a majority of the votes cast thereon at the Meeting. Even if the stockholder proposal is approved, the Board is not required to proceed to convert the Fund to open-end status or to present such an option to stockholders. However, if the stockholder proposal is approved and the Board of Directors determines to proceed with converting the Fund to open-end status, it will be necessary to call another meeting of stockholders at which stockholders will be asked to vote whether or not to convert the Fund to an open-end fund. Approval of that proposal would also require stockholder approval.

Recommendation of the Board of Directors

            FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE CLOSED-END STRUCTURE CONTINUES TO BE THE STRUCTURE BEST SUITED FOR CARRYING OUT THE FUND'S INVESTMENT OBJECTIVES AND POLICIES, AND THEREFORE RECOMMENDS THAT YOU VOTE AGAINST THE RESOLUTION CONTAINED IN THE STOCKHOLDER PROPOSAL RELATING TO CONVERTING THE FUND TO AN OPEN-END INVESTMENT COMPANY.

     The Board of Directors unanimously believes that a closed-end structure continues to be the appropriate format for the Fund, which is designed primarily as a long-term vehicle for investment in the developing (or "emerging") markets of Asia, Europe, Latin America and elsewhere. LGT Asset Management and the Board believe that investments in emerging markets provide the Fund with an excellent opportunity to seek its primary investment objective (long-term capital appreciation) and its secondary investment objective (income, to the extent consistent with seeking capital appreciation). However, LGT Asset Management and the Board do not believe that an open-end structure is the most suitable format to allow LGT Asset Management and the Fund to best achieve these investment objectives.

     If the Fund adopts an open-end structure, it would have the following impact on the portfolio: currently, the Fund may invest up to 33 1/3% of its assets in illiquid securities. By contrast, an open-end investment company may not invest more that 15% of its net assets in illiquid securities. In the view of the Board and LGT Asset Management, some of the more attractive investment opportunities in emerging markets are in securities that are illiquid and require a long-term investment horizon. If the Fund adopts an open-end structure, it would no longer be able to invest as great a percentage of its assets in such securities.

     In addition, the Fund, as a closed-end investment company, does not redeem shares. By contrast, an open-end investment company is required to redeem its shares on a continuous basis. Emerging markets are volatile and subject to rapid changes in investor sentiment. Economic or political upheavals in one emerging market can have repercussions not only in that particular market but in other developing markets. If the Fund were to adopt an open-end structure, the Fund could be forced to sell securities at depressed prices or at times that it would not otherwise choose to do so, in order to meet anticipated or unanticipated redemptions. The Fund's closed-end structure permits the portfolio manager to allocate investments among emerging markets (and companies within such markets) as the manager deems suitable under the circumstances without regard to the pressures of potentially volatile cash outflows. Under a closed-end structure, the portfolio manager may therefore be in a better position to take advantage of short-term market disruptions by initiating, holding or increasing investments in countries, regions, or industries that are currently weak but attractive long-term.

     To summarize, the Board and LGT Asset Management believe that the Fund's current closed-end structure:

        - permits the Fund to invest a greater percentage of its assets in long-term situations that may have limited liquidity;

        - protects the Fund from having to liquidate portfolio positions at inopportune times or prices; and

        - places the Fund's portfolio manager in a better position to take advantage of short-term market disruptions.

     The stockholder proposal on which you are voting focuses on eliminating the discount at which the Fund sells. The Board recognizes that since the Fund commenced operations in January, 1994, shares of the Fund, like shares of many other closed-end funds, have traded at a discount to net asset value. The Board also recognizes that stockholders are concerned about not being able to obtain net asset value for their shares. The Board shares these concerns and has considered and will continue to consider methods of reducing the discount and increasing share value while at the same time preserving the Fund as an attractive investment for its long-term stockholders.

     The Fund was designed and marketed as a long-term investment vehicle. The Board believes that a majority of the Fund's initial and subsequent stockholders purchased their shares with a long-term investment perspective and with recognition of the special advantages of closed-end structure. If the Fund were converted to an open-end fund, most stockholders would find that their money was invested in an entity with characteristics different from, and less attractive than, the one in which they had purchased shares. The Board believes that conversion would be detrimental to those stockholders who continue to view the Fund as a long-term investment vehicle focused on investing in markets that are among the most volatile in the world.

     For these and the other reasons discussed herein, your Board unanimously recommends that stockholders vote AGAINST the resolutions contained in the stockholder proposal.

LEGAL AND OPERATIONAL ISSUES CONSIDERED IN ASSESSING WHETHER TO CONVERT THE FUND TO OPEN-END STATUS.

     In assessing whether to support or oppose the stockholder proposal to convert the Fund to open-end status, in addition to the investment objectives and policies of the Fund and the nature of emerging markets, the Board considered various legal and operational issues, including the following:

     FLUCTUATION OF CAPITAL. As indicated above, the Fund, as a closed-end investment company, operates with a relatively fixed capitalization; the Fund neither redeems its outstanding shares nor does it engage in the continuous sale of new shares. By contrast, if the Fund were to convert to open-end status, its outstanding shares and any others that it issued, would be redeemable. Holders of such redeemable securities would have the right to surrender those securities to the Fund and to obtain in return their proportionate share of the value of the Fund's net assets (less any redemption fee charged by the Fund). Accordingly, if the Fund were to convert to open-end status, the Fund could experience continuing outflows (or inflows) of cash depending on whether it experienced net redemptions (or net sales) of its shares, and would in any event be required to maintain sufficient cash flow reserves to provide for stockholder redemptions in uncertain amounts. The flow of money into or out of the Fund would be affected by investor psychology and sentiment and could be extremely volatile and unpredictable, particularly given the Fund's investment focus on emerging markets, about which investor sentiment can change quickly and can have a great impact on the markets.

     PORTFOLIO MANAGEMENT. Most open-end funds maintain reserves of cash or cash equivalents in order to meet net redemptions as they may arise. As a closed-end investment company, the Fund need not sell portfolio securities to satisfy redemptions. This allows the Fund to be more fully invested, which means that a larger portion of the Fund's portfolio is generating the potential gains and income to be used by the Fund to pay periodic distributions and dividends to its stockholders. Similarly, because closed-end funds generally do not engage in the continuous sale of new securities, and thus operate with a relatively fixed amount of capital, the Fund is not faced with the options of either holding a large cash position or purchasing securities at disadvantageous prices or at inopportune times due to new capital being invested in the Fund. The investment of new capital into an open-end fund may result in the dilution of the existing stockholders' share of the Fund's portfolio.

     Another advantage of not having to meet redemptions is that the Fund's cash reserves can be managed substantially, if not exclusively, on LGT Asset Management's perception of investment opportunity. If the Fund were to convert to open-end status, the larger reserves of cash or cash equivalents required to operate prudently as an open-end fund when net redemptions are anticipated could reduce the Fund's investment flexibility, the scope of its investment opportunities and the income earning potential of its investment portfolio. Maintaining investment flexibility against the possibility of continuing redemptions means the portion of the Fund's assets that it could invest in smaller companies or even in entire markets of developing countries with excellent prospects but with limited marketability would be limited. Moreover, under Securities and Exchange Commission interpretations, an open-end investment company may not invest more than 15% of its total assets in illiquid securities. During the 12-month period ended March 31, 1996, the Fund's investments in illiquid securities at each month end during the period, stated as a percentage of the Fund's total assets, ranged from approximately 10% to 25%. Were the Fund to convert to an open-end investment company, the amount of assets that it could invest in illiquid securities would become subject to the 15% limitation.

     FUND OPERATIONS AND EXPENSES. Conversion to open-end status could lead to consequences undesirable from the viewpoint of the long-term investor. Significantly, conversion could trigger immediate cash redemptions in volume causing a reduction in Fund size. Significant net redemptions could render the Fund an uneconomical venture by virtue of its diminished size. Also, in the event temporary investments and borrowings were exhausted, the result of meeting net redemptions could be that the more liquid securities in the Fund's portfolio would be sold, leaving the converted Fund with the less liquid, lower grade securities in its portfolio and, accordingly (in the absence of new net sales), less able to accommodate subsequent redemptions. Such redemptions could also lead to forced realization of capital gains, with resulting unfavorable tax consequences to a great number of stockholders.

     By the same token, it may be that redemptions triggered by conversion to open-end status could be fully offset, or more than offset, by new sales of the Fund's shares and by reinvestment of dividends and other distributions in shares of the converted Fund. An increase in the size of the Fund could lead to greater economies of scale. Because the dollar amount of the investment management and administration fees that LGT Asset Management receives annually from the Fund (which is 1.65% of the average weekly net assets on an annualized basis) depends on the total amount of the Fund's net assets (LGT Asset Management also receives a fee for services it performs in its role as the Fund's pricing and accounting agent in an amount not to exceed 0.03% annually of the Fund's average daily net assets), an increase in the size of the Fund could lead to an increase in such fees received by LGT Asset Management. Conversely, any decrease in the size of the Fund by virtue of net redemptions or otherwise could lead to a decrease in such fees received by LGT Asset Management.

     The process of converting to an open-end investment company could be costly, as conversion would involve legal, accounting, registration, printing and other expenses associated with establishing the new open-end structure. Such expenses would be borne by the Fund's stockholders. Although the Board of Directors at this time is unable to determine the precise costs that would be involved, it has been advised that the cost of conversion to the Fund would be at least $175,000.

     In addition to the costs of conversion, operating as an open-end investment company would entail additional costs not presently incurred by the Fund. For instance, it is likely that the change would result in an increase in the Fund's operating costs and operating costs per share as continuous sales and redemptions most likely would result in increased transaction costs associated with investing new money and satisfying redemption requests. This has been the experience of a number of funds, which have experienced increased expense ratios after their conversion to open-end status, even when their assets have increased rather than decreased. If the Fund were to convert to open-end status, all stockholders would indirectly bear brokerage and other transactional costs associated with purchases and sales of portfolio securities in response to the sale or redemption of shares.

     Moreover, since the Fund, as an open-end fund, would likely provide more services to stockholders than do closed-end funds, the Fund would be likely to incur correspondingly higher stockholder servicing expenses. Typically, such personal services relating to stockholder accounts include answering stockholder inquiries regarding the Fund's daily net asset value and providing reports and other information, and services related to the maintenance of stockholder accounts. Other services generally offered by a family of open-end funds include enabling stockholders to exchange their investment from one fund into another fund that is part of the same family of open-end funds. The costs of these services are normally borne by the open-end fund rather than the individual stockholders and should be weighed against the anticipated benefit of the particular service. Because a portion of the Fund's operating expenses remains relatively constant as the Fund's assets increase or decrease, the Fund's expense ratio would increase if the Fund experienced net redemptions. Stockholders who do not redeem will be impacted by these additional costs and higher expense ratios.

     Although conversion to open-end status would allow stockholders to increase their investments in the Fund without incurring any brokerage commission, it is likely that stockholders would be subject to sales charges, as open-end funds advised by LGT Asset Management are typically sold with some form of "load." Shares of "load" open-end investment companies are normally offered and sold through a principal underwriter, which deducts a sales charge from the purchase price at the time of purchase or from the redemption proceeds at the time of redemption, or receives a distribution fee from the fund, or both, to compensate it and securities dealers for sales and marketing services. Shares of "no-load" open-end investment companies are sold at net asset value, without a sales charge, with the fund's investment adviser or an affiliate normally bearing the cost of sales and marketing from its own resources.

     After conversion, the Fund would also likely find it necessary to impose a "Rule 12b-1 plan," which would permit the Fund to pay annual distribution and service fees of up to 1.00% of the Fund's net assets. If such distribution plan were approved, the Board would expect to authorize the payment of such fees at the annual rate of 0.50% of average net assets, consistent with the rates of similar GT Global Mutual Funds. Moreover, if the Fund were to convert to open-end status, the Board would also reserve the right to impose a redemption fee of up to 2.00% of the net asset value of redeemed shares to be imposed on redemptions following the Fund's conversion. Such a fee, which would be similar to that imposed by other funds that have converted to open-end status, would be designed to offset the effect on remaining stockholders of costs of liquidating portfolio securities, and to reimburse the Fund for administering the redemption program.

     NEW YORK STOCK EXCHANGE DE-LISTING AND BLUE SKY REGISTRATION. Unlike shares of open-end funds, shares of closed-end funds such as the Fund are available primarily through an exchange. The Fund is currently listed on the New York Stock Exchange ("NYSE"). Were the Fund to convert to open-end status, it would automatically lose its NYSE listing. Certain investors, such as pension funds, have internal restrictions on the amount of their portfolio that can be invested in non-listed securities. Such de-listing could force the redemption of shares by stockholders subject to such restrictions.

     Although the Fund would save the annual NYSE fee of approximately $32,600 if it were to convert to open-end status, the Fund would incur additional registration fees under state laws that potentially could more than offset such savings. The Fund would have to bear the cost of registration, which could be estimated to range from approximately $20,000 to $100,000 annually, depending on the projected sales of shares of the Fund and the number of classes of shares offered.

                                    *  *  *

     The Board does not believe that at this point in time the existence of the discount alone should lead to a decision to convert the Fund thereby depriving stockholders with a long-term investment horizon of the advantages of its closed-end fund structure. The Board believes that any potential benefits of conversion would not outweigh the associated costs, the likely increase in post-conversion operating expenses, and the potentially negative impact on the Fund's portfolio management and investment performance.

            FOR ALL OF THE FOREGOING REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                                    *  *  *

                               OTHER INFORMATION

Information Regarding LGT Asset Management

     LGT Asset Management and its worldwide asset management affiliates have provided investment management and/or administration services to institutional, corporate and individual clients around the world since 1969. The U.S. offices of LGT Asset Management are located at 50 California Street, 27th Floor, San Francisco, California 94111.

     LGT Asset Management and its worldwide affiliates, including LGT Bank in Liechtenstein, formerly Bank in Liechtenstein, comprise Liechtenstein Global Trust. Liechtenstein Global Trust is a provider of global asset management and private banking products and services to individual and institutional investors. Liechtenstein Global Trust is controlled by the Prince of Liechtenstein Foundation, which serves as the parent organization for the various business enterprises of the Princely Family of Liechtenstein. The principal business address of the Prince of Liechtenstein Foundation is Herrengasse 12, FL-9490, Vaduz, Liechtenstein.

     As of April 1, 1996, LGT Asset Management and its worldwide asset management affiliates managed or administered approximately $25 billion, of which approximately $15 billion consist of GT Global retail funds worldwide. In the U.S., as of April 1, 1996, LGT Asset Management managed or administered approximately $10 billion in GT Global Mutual Funds. As of April 1, 1996, assets under advice by LGT Bank in Liechtenstein exceeded approximately $21 billion. As of April 1, 1996, assets entrusted to Liechtenstein Global Trust totaled approximately $46 billion.

     In addition to the resources of its San Francisco office, LGT Asset Management uses the expertise, personnel, data and systems of other offices of Liechtenstein Global Trust, including investment offices in London, Hong Kong, Tokyo, Singapore, Toronto, Sydney and Frankfurt.

Executive Officers of the Fund

     The executive officers of the Fund are listed below. The business address of each officer is 50 California Street, San Francisco, California 94111.

David A. Minella, age 43, is President of the Fund. Mr. Minella is a Director and Chairman of the Board and President of LGT Asset Management.

Helge K. Lee, age 50, is Vice President and Secretary of the Fund. Mr. Lee has been Senior Vice President and General Counsel of LGT Asset Management Holdings, LGT Asset Management, GT Global, GT Services and G.T. Insurance since February 1996. He served as Senior Vice President, General Counsel and Secretary of LGT Asset Management Holdings, Inc., LGT Asset Management, GT Global and GT Services from May 1994, to February, 1996. Mr. Lee was the Senior Vice President, General Counsel and Secretary of Strong/Corneliuson Management, Inc. and Secretary of each of the Strong Funds from October, 1991 through May, 1994. For more than five years prior to October, 1991, he was a shareholder in the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

F. Christian Wignall, age 39, is Vice President and Chief Investment Officer--Global Equity Investments of the Fund. Mr. Christian Wignall has been Director of LGT Asset Management Holdings since 1989, Senior Vice President, Chief Investment Officer--Global Equities and a Director of LGT Asset Management since 1987, and Chairman of the Investment Policy Committee of the affiliated international LGT companies since 1990.

James R. Tufts, age 38, is Vice President, Treasurer and Chief Financial Officer of the Fund. Mr. Tufts has been President of GT Services since 1995; from 1994 to 1995, Senior Vice President--Finance and Administration of GT Global, GT Services and G.T. Insurance. Senior Vice President--Finance and Administration of LGT Asset Management Holdings and LGT Asset Management since 1994. From 1990 to 1994, Mr. Tufts was Vice President--Finance of LGT Asset Management Holdings, LGT Asset Management and GT Services. He was Vice President--Finance of G.T. Insurance from 1992 to 1994; and a Director of LGT Asset Management, GT Global and GT Services since 1991.

Kenneth R. Chancey, age 50, is Vice President and Chief Accounting Officer of the Fund. Vice President--Mutual Fund Accounting of LGT Asset Management since 1992. Mr. Chancey was Vice President of Putnam Fiduciary Trust Company from 1989 to 1992.

Peter R. Guarino, age 37, is Assistant Secretary of the Fund. Mr. Guarino has been Secretary of LGT Asset Management Holdings, LGT Asset Management, GT Global, GT Services and G.T. Insurance since February, 1996. Mr. Guarino has been Assistant General Counsel of LGT Asset Management, GT Global and GT Services since 1991, and Assistant General Counsel of G.T. Insurance since 1992. From 1989 to 1991, Mr. Guarino was an attorney at The Dreyfus Corporation.

David J. Thelander, age 40, is Assistant Secretary of the Fund. Mr. Thelander has been Vice President of LGT Asset Management Holdings, LGT Asset Management, GT Global, GT Services and G.T. Insurance since February, 1996. He has been an Assistant General Counsel of LGT Asset Management since January 1995. Mr. Thelander was an associate at the law firm of Kirkpatrick & Lockhart LLP from 1993 to 1994. Prior thereto, he was an attorney with the U.S. Securities and Exchange Commission.

                              GENERAL INFORMATION

Stockholder Proposals

     The Meeting is an annual meeting of Stockholders. Any Stockholder who wishes to submit a proposal for consideration at the Fund's next annual Stockholder meeting should submit such proposal to the Fund no later than February 4, 1997.

Solicitation of Proxies

     The Fund will request broker/dealer firms, custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the shares held of record by such persons. The Fund may reimburse such broker/dealer firms, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such proxy solicitation. In addition to the solicitation of proxies by mail, officers of the Fund and employees of LGT Asset Management, without additional compensation, may solicit proxies in person or by telephone. The costs associated with such solicitation and the Meeting will be borne by the Fund.

     The Fund has retained a professional proxy solicitation firm, to assist in the solicitation of Proxies. If the Fund does not receive your Proxy within the next month, you may receive a telephone call from this firm requesting you to vote. The Fund estimates that Shareholder Communications Corporation will be paid fees ranging from approximately $50,000 to $80,000 in connection with the solicitation, depending on the nature and extent of the services provided.

Other Matters to Come Before the Meeting

     The Fund's Board of Directors does not know of any matters to be presented at the Meeting other than those described in this Proxy Statement. If other business should properly come before the Meeting, the Proxyholders will vote thereon in accordance with their best judgment.

Reports to Stockholders

     THE FUND WILL FURNISH TO STOCKHOLDERS, WITHOUT CHARGE, A COPY OF THE MOST RECENT ANNUAL REPORT AND A COPY OF THE MOST RECENT SEMI-ANNUAL REPORT SUCCEEDING SUCH ANNUAL REPORT, IF ANY, ON REQUEST. REQUESTS FOR SUCH REPORTS MAY BE MADE BY WRITING TO THE FUND AT 50 CALIFORNIA STREET, 27TH FLOOR, SAN FRANCISCO, CALIFORNIA 94111, OR BY CALLING (800) 824-1580.

     IN ORDER THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED, PROMPT EXECUTION AND RETURN OF THE ENCLOSED PROXY IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors


                                          /s/  HELGE KRIST LEE
                                          ----------------------------------
                                          HELGE KRIST LEE
                                          Vice President and Secretary
June 4, 1996

                  G.T. GLOBAL DEVELOPING MARKETS FUND, INC.

        Proxy for the Annual Meeting of Stockholders on July 16, 1996

        This Proxy is solicited on behalf of the Directors of the Fund

The undersigned hereby appoints David A. Minella, Helge K. Lee and David J. Thelander, and each of them separately, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, at the Annual Meeting of Stockholders of G.T. Global Developing Markets Fund, Inc. (the "Fund") on July 16, 1996 at 3:00 p.m., San Francisco time, and at any adjournment thereof, all of the shares of the Fund's Common Stock, held of record by the undersigned on April 26, 1996.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

If shares are held jointly, each Stockholder named should sign. If only one signs, his or her signature will be binding. If the Stockholder is a corporation, the President or a Vice President should sign in his or her own name, indicating title. If the Stockholder is a partnership, a partner should sign in his or her own name, indicating that he or she is a "Partner."

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

_____________________________________    ______________________________________

_____________________________________    ______________________________________

_____________________________________    _________________________________GTGDM

/x/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                 With-  For All
                                                           For   hold   Except
1.  Election of Directors                                  / /    / /    / /

  C. DEREK ANDERSON, FRANK S. BAYLEY, DAVID A. MINELLA, ARTHUR C. PATTERSON,
                             AND RUTH H. QUIGLEY

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "For All Except" box and strike a line through the nominee's name.

                                                          For  Against  Abstain
2.  Proposal to ratify the selection of Coopers & Lybrand / /    / /    / /
    L.L.P. as Independent Public Accountants for the
    fiscal year ending December 31, 1996.
                                                         For   Against  Abstain
3.  Stockholder proposal recommending that the Board of  / /    / /    / /
    Directors take action to convert the Fund from a closed-end to an open-end investment company.

4. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournments thereof.

    THE DIRECTORS RECOMMEND THAT YOU VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS, FOR PROPOSAL 2 LISTED ABOVE AND AGAINST PROPOSAL 3 LISTED ABOVE.


Please be sure to sign and date this Proxy.        Date______________________


______________________________________    _____________________________________
Stockholder sign here                     Co-owner sign here

Mark box at right if you plan to attend the Meeting.                      / /

Mark box at right if comments or address change have been noted on the   / /
reverse side of this card.

RECORD DATE SHARES: